UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 17, 2006
PROGRESS SOFTWARE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Massachusetts	033-41752	04-2746201

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)
14 Oak Park, Bedford, Massachusetts 01730
(Address of principal executive offices) (Zip Code)
(781) 280-4000
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Merger Agreement with Actional Corporation
     On January 18, 2006, Progress Software Corporation (“Progress”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Actional Corporation, a Delaware corporation (“Actional”), ACTC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Progress (“Merger Sub”), certain stockholders of Actional and Standish O’Grady, as representative of certain stockholders of Actional.
     For more information regarding the Merger Agreement, please see Item 2.01, “Completion of Acquisition or Disposition of Assets,” which is incorporated by reference.
Amendment of 2004 Inducement Stock Plan
     On January 17, 2006, the Board of Directors of Progress amended Progress’ 2004 Inducement Stock Plan to increase the number of shares authorized to be issued under the plan to 700,000 shares of Progress common stock.
Item 2.01 Completion of Acquisition or Disposition of Assets
     On January 20, 2006, Progress completed its acquisition of Actional. Pursuant to the Merger Agreement, Progress acquired Actional through a merger of Merger Sub with and into Actional for an aggregate purchase price of approximately $32 million, net of cash acquired, in cash and shares of Progress common stock. Actional is the surviving corporation of the merger and is now a wholly owned subsidiary of Progress. The purchase price was determined through arm’s-length negotiation among the parties. The source of the funds for the cash portion of the purchase price is Progress’ existing working capital.
     Actional, which has become part of Progress’ Sonic Software operating unit, is a leading provider of Web services management (WSM) software for visibility and run-time governance of distributed IT systems in a service-oriented architecture (SOA).
     Under the terms of the Merger Agreement, Actional shareholders who are entitled to receive part of the merger consideration and who are “accredited investors” under federal securities laws may elect to receive their proceeds in either cash or shares of Progress common stock. Progress estimates that it may issue up to approximately 1.1 million shares. The balance of the merger consideration not paid in stock will be paid in cash.
     The shares of Progress common stock being issued pursuant to the Merger Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     In connection with the acquisition, Progress is granting inducement stock options to purchase an aggregate of 160,000 shares of Progress common stock to 38 Actional employees who joined Progress as a result of the acquisition. The grants are being made under Progress’ 2004 Inducement Stock Plan, as amended.

     The description of the Merger Agreement in this Form 8-K does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, a copy of which is filed as Exhibit 2.1 and is incorporated by reference.
Item 3.02 Unregistered Sales of Equity Securities
     The information in Item 2.01, “Completion of Acquisition or Disposition of Assets,” is incorporated by reference.
     Under the terms of the Merger Agreement, stockholders of Actional whom Progress determines to be “accredited investors” under
Rule 501(a) of Regulation D under the Securities Act may elect, in accordance with the terms and conditions of the Merger Agreement, to receive the portion of the merger consideration to which they are entitled in cash or shares of Progress common stock. Under the formula established in the Merger Agreement, Progress estimates that it may issue up to approximately 1.1 million shares of Progress common stock if all Actional stockholders entitled to receive a portion of the merger consideration qualify as “accredited investors” and elect to receive payment in the form of shares of Progress common stock.
     Progress is issuing the shares of Progress common stock in reliance on the exemption from registration afforded by Rule 506 of Regulation D under the Securities Act and/or Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.
Item 7.01 Regulation FD Disclosure
     A copy of the press release issued by Progress on January 19, 2006 announcing the Merger Agreement is filed as Exhibit 99.1 and is incorporated by reference. A copy of the press release issued by Progress on January 23, 2006 announcing the completion of the acquisition is filed as Exhibit 99.2 and is incorporated by reference.
Item 9.01 Financial Statements and Exhibits
     (a) Financial Statements of Businesses Acquired
     Progress intends to file by amendment the required historical financial statements of Actional not later than 71 calendar days after the date that this initial report on Form 8-K must be filed.
     (b) Pro Forma Financial Information
     Progress intends to file by amendment the required pro forma financial statements reflecting the acquisition of Actional not later than 71 calendar days after the date that this initial report on Form 8-K must be filed.
     (d) Exhibits
2.1	Agreement and Plan of Merger dated as of January 18, 2006 by and among Progress Software Corporation, Actional Corporation, ACTC Acquisition Corp.,

certain stockholders of Actional Corporation and Standish O’Grady, as representative of certain stockholders of Actional Corporation

99.1	Press Release dated January 19, 2006, entitled “Progress Software Corporation Announces Acquisition of Actional Corporation”

99.2	Press Release dated January 23, 2006, entitled “Progress Software Completes Acquisition of Actional”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROGRESS SOFTWARE CORPORATION
By: /s/ Norman R. Robertson
Norman R. Robertson
Senior Vice President, Finance and Administration and Chief Financial Officer

Date: January 23, 2006

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of January 18, 2006 by and among Progress Software Corporation, Actional Corporation, ACTC Acquisition Corp., certain stockholders of Actional Corporation and Standish O’Grady, as representative of certain stockholders of Actional Corporation

99.1	Press Release dated January 19, 2006, entitled “Progress Software Corporation Announces Acquisition of Actional Corporation”

99.2	Press Release dated January 23, 2006, entitled “Progress Software Completes Acquisition of Actional”